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                                   EXHIBIT 5


                               February 19, 1998



Micromuse Inc.
139 Townsend Street
San Francisco, CA  94107

               Re: Micromuse Inc. Registration Statement for Offering of an aggregate of 2,793,771 Shares of Common Stock

Ladies and Gentlemen:

               We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,493,771 shares of Common Stock under the 1997 Stock Option/Stock Issuance Plan, and (ii) 300,000 shares of Common Stock under the 1997 Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1997 Stock Option/Stock Issuance Plan and the 1997 Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                           Very truly yours,

                           /s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

                           Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP